UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 13, 2009

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See description of the Fifth Supplemental Indenture under 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Burdale Loan and Security Agreement.

On March 13, 2009, Velocity Express Corporation (the “Company”) and its subsidiaries entered into a Loan and Security Agreement with Burdale Capital Finance, Inc., as Lender and as Agent (“Burdale”) for a new $12 million senior secured revolving credit facility. The facility provides for revolving loans up to a maximum amount of $12,000,000 subject to a borrowing base, and letters of credit with a sublimit of $7,500,000. The agreement has a term which will expire on the earliest of (a) February 13, 2012 , (b) March 31, 2010, so long as the maturity date of the Company’s Senior Secured Notes (as defined below) has not been extended past June 30, 2010 in a matter acceptable to Burdale, and (c) 90 days prior to the maturity date of the Senior Secured Notes if the maturity date of the Senior Secured Notes has been extended to a date later than June 30, 2010. Each of the Company’s subsidiaries (other than CD&L, the Company’s inactive subsidiaries and foreign subsidiaries) is a borrower under the Loan and Security Agreement, and CD&L and the other subsidiaries have guaranteed the borrowers’ obligations under the Loan and Security Agreement. The borrowers’ obligations are joint and several. The Company’s obligations are secured by substantially all of the assets of each borrower and each guarantor (except for certain shares of the stock of the Company’s foreign subsidiaries).

Borrowings under the Loan and Security Agreement bear interest at a rate equal to, at the borrowers’ option, either a base rate plus an applicable margin of 4.0%, or a LIBOR rate plus an applicable margin of 4.0%. The base rate is the highest of: (a) rate of interest announced from time to time by JPMorgan Chase Bank as its prime rate, (b) the Federal Funds Effective Rate (as defined in the Agreement) plus one-half of one percentage point, (c) LIBOR for a one month interest period plus one percentage point and (d) 4.25%. The Company’s borrowing rate at closing was 8.25%. In addition to paying interest on outstanding borrowings under the Loan and Security Agreement, the borrowers are also required to pay a letter of credit fee that accrues at a rate equal to 4% per year multiplied by the average daily balance of the undrawn amount of all outstanding letters of credit and a fee on the unutilized portion of the revolver equal to 0.5% per annum. The borrowers are required to pay a fee equal to the greater of $500,000 or 2.5% of the maximum credit then in effect upon a change of control of the Company and are subject to certain early termination fees. The borrowers paid a closing fee of $115,000 and are also required to pay customary fees of the administrative agent, as well as costs and expenses of the administrative agent and the lenders, arising in connection with Loan and Security Agreement.

The Loan and Security Agreement contains a number of customary covenants that, among other things, restrict the borrowers’ and guarantors’ ability to incur additional debt, create liens on assets, sell assets, pay dividends, engage in mergers and acquisitions, change the business conducted by the borrowers or guarantors, or engage in transactions with affiliates. The Loan and Security Agreement also includes specified financial covenants restricting capital expenditures, and requiring the borrowers to achieve a minimum EBITDA (as defined in Loan and Security Agreement) tested monthly, a minimum fixed charge coverage ratio, a minimum excess availability, and minimum liquidity. At closing, the Company borrowed $9,477,069.01 to satisfy all amounts due on its existing Credit Agreement with Wells Fargo Foothill, Inc., dated December 22, 2006, as amended, pay closing costs, and make a deposit of $1,500,000 to a Bank of Ireland blocked account required under the terms of the Loan and Security Agreement.

The foregoing description of the Loan and Security Agreement does not purport to be complete, and is qualified in its entirety by reference to the agreement, attached as an exhibit hereto.

Fifth Supplemental Indenture

On March 13, 2009, Wilmington Trust Company, as trustee for the holders (the “Noteholders”) of the Company’s Senior Secured Notes (the “Senior Notes”) issued under an Indenture dated July 3, 2006, as amended, consented to a Fifth Supplemental Indenture modifying the indenture governing the Senior Notes

The Fifth Supplemental Indenture was required in order to permit the Company to enter into the $12 million Loan and Security Agreement with Burdale Capital Finance, Inc. described above, and included authorizing Wilmington Trust Company, as trustee for the Noteholders, to enter into a new Intercreditor Agreement with Burdale.

The Fifth Supplemental Indenture can be summarized as follows: Under the Indenture, the Company was limited to $11.5 million of Senior Facility Obligations (plus the Scanner Amount, both as defined in the Indenture), which was less than the availability provided under the Burdale Commitment Letter. The Fifth Supplemental Indenture principally: (a) amends the Indenture by increasing the limit on Senior Facility Obligations so as to permit the Company to consummate the financing with Burdale, (b) reduces the minimum quarterly EBITDA covenant; (c) reduces the minimum cash, and Cash Equivalents and Qualified Accounts Receivable covenant thresholds, (d) increases the maximum amounts of permitted financing for scanners and purchase money obligations, and (e) substitutes a new Intercreditor Agreement with Burdale in place of the existing Intercreditor Agreement, dated as of December 22, 2006, among the Company, the Subsidiary Guarantors named thereto, Wells Fargo Bank, N.A., as trustee, and Wells Fargo Foothill, Inc., in order to provide for both payment and lien subordination. Consenting Noteholders, representing approximately 99% of the Noteholders, received a consent fee of $500,000 and will be entitled as a contingent consent fee to 50% of the first $2 million of certain litigation proceeds if and when received (up to a maximum payment of $1 million). The Fifth Supplemental Indenture also waived certain financial covenant defaults that existed under the Indenture. The Company covenants in the Fifth Supplement to engage investment bankers to conduct a sale process of all or substantially all of the Senior Notes and/or the Company and/or the assets of the Company, although no assurance is given that an offer will be made or a sale will occur.

The foregoing description of the Fifth Supplemental Indenture does not purport to be complete, and is qualified in its entirety by reference to the agreement, attached as an exhibit hereto.

Item 8.01	Other Events.

As indicated in the description of the Fifth Supplemental Indenture above, the holders of the Company’s Senior Notes required, as a condition to their consent to the new Burdale revolving credit facility, that the Company initiate a process to attempt to sell the Company or all or substantially all of its assets or Senior Notes (a “Transaction”). To begin to satisfy its obligations under that covenant, the Company appointed a special board committee of independent directors (the “Committee”), consisting of Richard A. Kassar and John J. Perkins, to oversee the sale process. The Committee on or about March 18, 2009 engaged the firm of Scura, Rise & Partners Securities, LLC (“Scura”) to act as exclusive financial advisor to the Committee to assist it in attempting to effectuate a Transaction. The Committee has also engaged independent legal counsel to assist it in its work.

In response to the opportunity created by the Company’s obligation to conduct the sale process, a group led by MGC Global, LLC and existing management of the Company (the “Management Buyout Group”), including Vincent A. Wasik, Chief Executive Officer; Edward W. Stone, Chief Financial Officer; Jeffery Hendrickson, President and Chief Operating Officer; Andrew Kronick, Executive Vice President; Kay Durbin, Executive Vice President Workforce Management; Alexander Paluch, Chief Technology Officer and Mark Carlesimo, General Counsel, has made a proposal to purchase substantially all of the assets of the Company, subject to certain liabilities including its senior secured revolving credit facility with Burdale Capital Finance. The offer by its terms will remain open until June 12, 2009 to permit Scura to conduct a full sale process with the complete cooperation of management and seek superior offers. The offer of the Management Buyout Group is subject to due diligence, definitive documentation, and other standard conditions.

The Committee received the proposal on March 19, 2009 and no decisions have been made by the Committee with respect to the Company’s response to the proposal. There can be no assurances that any agreement on financial and other terms satisfactory to the Committee will result from the Committee’s evaluation of the proposal by the Management Buyout Group, nor whether there will be any other offers made or accepted by the Committee, nor that any extraordinary Transaction will be completed.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with respect to its new senior financing. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent the Company’s management’s judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct, including whether there will be a sale of the Company or the terms of such a sale. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company’s actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under the heading “Risk Factors” contained in the Company’s filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Fifth Supplemental Indenture dated as of March 13, 2009, to Indenture dated as of July 3, 2006, as amended, among Velocity Express Corporation, the subsidiaries thereof party thereto, and Wilmington Trust Company, as successor trustee to Walls Fargo Bank, N.A. as Trustee.

99.1*	Loan and Security Agreement dated as of March 13, 2009 , among Velocity Express Corporation, the subsidiaries thereof party thereto, and Burdale Capital Finance, Inc.

99.2	Press Release dated March 18, 2009.

99.3	Press Release dated March 19, 2009.

*	Confidential treatment has been requested for certain provisions of this Exhibit pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Date: March 19, 2009